Exhibit 5.1

April 10, 2018

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

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Codexis, Inc.

200 Penobscot Drive

Redwood City, California 94063

Re:	Form S-3 Registration Statement File No. 333-215025

Public Offering of 4,312,500 Shares of Common Stock of Codexis, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Codexis, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 4,312,500 shares of common stock, $0.0001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2016 (Registration No. 333-215025) (as so filed and as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated January 10, 2017 (the “Base Prospectus”), a preliminary prospectus supplement dated April 5, 2018 filed with the Commission pursuant to Rule 424(b) under the Act and a prospectus supplement dated April 5, 2018 filed with the Commission on April 9, 2018 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated April 5, 2018 between Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule A thereto, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

April 10, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 10, 2018 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP